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                                                                     EXHIBIT 4.8



                           1996 HARISTON CORPORATION
                               STOCK OPTION PLAN
                        (Effective as of July 17, 1996)


1.         NAME, PURPOSE AND TERM OF PLAN

1.1 The stock option plan constituted hereby shall be known as the 1996 Hariston Corporation Stock Option Plan.

1.2 The purpose of the Plan is to provide an incentive to officers, consultants and employees for continuing beneficial service to the Company and its affiliates by encouraging and facilitating the acquisition and ownership of common shares of the Company.

1.3 The Plan shall become effective as of the date set forth above (the "Effective Date"). Except with respect to options then outstanding, if not sooner terminated under Section 16.1, the Plan shall terminate upon, and no further options shall be granted after, the expiration of ten years from the Effective Date.

2.         INTERPRETATION

           In this Plan, unless the context otherwise requires:

2.1        "Board of Directors" means the Board of Directors of the Company.

2.2        "Code" means the Internal Revenue Code of 1986, as amended.

2.2 "Committee" means a committee of the Board of Directors appointed by the Board of Directors as contemplated in subsection 4.2.

2.3 "Company" means Hariston Corporation and any successor or continuing company resulting from the amalgamation of the Company and any other company or resulting from any other form of corporate reorganization.

2.4 "Employee" means an individual who is an officer, director, consultant or a bona fide full-time salaried employee of the Company or any of its Subsidiaries or of any partnership of such corporations or companies.

2.5 "Incentive Stock Options" means "incentive stock options" as set forth in Section 422(b) of the Code.

2.6 "ISO Expiration Date" means the date determined by the Committee after which an Incentive Stock Option granted hereunder is no longer exercisable.
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2.7        "Market Price" means the average price per Share computed on the basis of the closing market price for board lots of the Shares (which shall be deemed to be the mean of the closing bid and ask prices of the Shares, on any day on which the Shares are not traded) on the Nasdaq for the most recent twenty (20) trading days preceding the date on which an Option is granted.

2.8 "Nonqualified Options" mean options granted hereunder, other than Incentive Stock Options.

2.9 "Option" means any option granted pursuant to the Plan and evidenced by an agreement in such form and not inconsistent with the Plan as the President shall approve from time to time.

2.10       "Optionee" means an Employee who has been granted an Option.

2.11 "Option Price" means the price at which Optioned Shares may be subscribed for pursuant to an Option as determined pursuant to
           Section 6 (Option Price).

2.12 "Optioned Shares" means the Shares subject to an Option or Options as the case may be.

2.13 "Plan" means the Stock Option Plan as embodied herein and as from time to time amended in accordance with the provisions hereof, and the guidelines, rules and regulations from time to time in effect hereunder.

2.14 "Shares" means common shares without par value in the capital of the Company, as constituted at the effective date hereof.

2.15 "Subsidiary" means any corporation or company of which outstanding securities to which are attached more than 50% of the votes that may be cast to elect directors thereof are held (provided that such votes are sufficient to elect a majority of such directors), other than by way of security only, by or for the benefit of the Company and/or by or for the benefit of any other corporation or company in like relation to the Company, and includes any corporation or company in like relation to a Subsidiary.

2.16 "10% Eligible Employees" means an Employee who, at the time an Incentive Stock Option is granted hereunder, owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation, within the meaning of Section 422(b)(6) of the Code.

2.17 The masculine gender shall include the feminine gender and the singular shall include the plural and vice versa.




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2.18       A reference to a section includes all subsections in that section.

3.         SHARES SUBJECT TO THE PLAN

           Subject to adjustment in accordance with the provisions of Section 15 (Changes in Capitalization or Number of Outstanding Shares), the maximum number of Shares which may be reserved for issuance under the Plan shall be Five Hundred Ten Thousand (510,000).

4.         GRANT OF OPTIONS AND ADMINISTRATION OF THE PLAN

4.1 Persons eligible to receive grants of Options under the Plan shall be limited to Employees.

4.2 This Plan will be administered by the Board or a committee of the Board duly appointed for this purpose by the Board and consisting of not less than three directors, a majority of whom shall be nonemployee directors of the Company within the meaning of Rule 16b-3. If a committee is appointed for this purpose, all references to the term "Board of Directors," other than in this subsection 4.2 and subsection 4.3.6, will be deemed to be references to the Committee.

4.3 Subject only to the express provisions of the Plan, the Board of Directors shall have, and hereby is specifically granted, the sole authority:

           4.3.1 to grant Options to Employees and to determine the terms of, and the limitations, restrictions and conditions upon, such grants;

           4.3.2 to specify whether Options granted hereunder are Incentive Stock Options or Nonqualified Options;

           4.3.3 to authorize any officer or officers to execute and deliver any option agreement, notice or document and to do any other act as contemplated by the terms of the Plan for and on behalf of the Company;

           4.3.4 to interpret the Plan and to adapt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it may from time to time deem advisable;

           4.3.5 to make all other determinations and perform all such other actions as the Board of Directors deems necessary or advisable to implement and administer the Plan; and

           4.3.6 to appoint a Committee to make recommendations to the Board of Directors regarding the grant of Options to specified Employees, and to delegate to





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                         such Committee on such terms as the Board of Directors
                         in its discretion determines all or any part of the powers and authority of the Board of Directors hereunder to implement and administer the Plan.

           4.3.7 with the consent of the affected holders of options, to reprice any outstanding options under the Plan, and/or to cancel any outstanding options under the Plan and to grant in substitution therefor new options under the Plan pursuant to terms consistent therewith, covering the same or different numbers of shares of stock, provided, however, that no Incentive Stock Option shall be repriced or regranted on terms that would constitute a "modification" within the meaning of Section 424(h)(3) of the Code which would disqualify such option as an Incentive Stock Option described in Section 422 of the Code unless the Company and the holder of such option shall so agree.

4.4 The determinations of the Board of Directors under the Plan (including, without limitation, determinations of the Employees who are to receive grants of Options and the amount and timing of such grants), need not be uniform and may be made by it selectively among Employees who receive, or are eligible to receive, grants of Options under the Plan, whether or not such Employees are similarly situated as to office, length of service, salary or any other factor. The Board of Directors may, in its discretion, authorize the granting of additional Options to an Optionee before an existing Option has terminated.

4.5 All guidelines, rules, regulations, decisions and interpretations of the Board of Directors respecting the Plan or Options shall be binding and conclusive on the Company and on all Optionees and their respective legal personal representatives, heirs and legatees and on all Employees.

5.         TERM OF OPTIONS

           Each Option shall be for the term determined by the Board of Directors, but in no case shall an Option be granted by the Board of Directors for a term of longer than seven years from the date of the granting of the Option.

6.         OPTION PRICE

           The Option Price in any Option shall be determined from time to time by the Board of Directors but shall not be less than 85% of the Market Price on the date on which the Option is granted for Nonqualified Options, and not less than the





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           Market Price on the date on which the Option is granted, for
           Incentive Stock Options.

7.         EXERCISE OF OPTIONS

7.1 Subject to the provisions of subsection 7.4 and of Sections 11 (No Fractional Shares), 12 (Death of Optionee) and 15 (Changes in Capitalization or Number of Outstanding Shares), the terms for exercise of each Option shall be determined by the Board of Directors.

7.2 An Option may be exercised by the Optionee or his personal representatives, heirs or legatees at the applicable times and in the applicable amounts by giving to the Company at its principal executive office written notice of exercise specifying the number of Shares to be subscribed for. Such notice must be accompanied by full payment for the Shares to be subscribed for. Upon any such exercise of an Option, the Company shall forthwith cause the transfer agent and the registrar of the Company for the time being to deliver to the Optionee or his personal representatives, heirs or legatees (or as the Optionee or his personal representatives, heirs or legatees may otherwise direct in the written notice of exercise) a certificate or certificates in the name of the Optionee or his personal representatives, heirs or legatees (or as otherwise directed in the written notice of exercise) representing in the aggregate such number of Shares as the Optionee or his personal representatives, heirs or legatees shall have then paid for.

7.3 All Shares subscribed for under an Option shall be paid for in full at the time of subscription.

7.4 Notwithstanding any other provision of the Plan, the Board of Directors may at any time, by notice in writing to all Optionees under the Plan in connection with (i) any proposed sale or conveyance of all or substantially all of the property and assets of the Company, (ii) any proposed consolidation, amalgamation or other form of corporate reorganization of the Company, other than emigration of the Company to a foreign jurisdiction in which the options of the surviving company are not exchanged on a pro-rata basis for options held, or (iii) any proposed offer by any person to acquire or redeem all the outstanding voting or equity securities of any class of the Company (in each case, a "Proposed Transaction"), require each Optionee to elect either to, within such period as the Board of Directors shall prescribe,

           7.4.1 subscribe and pay for a part or the whole of the Optioned Shares then remaining unsubscribed for under his Option (whether or not such Option would otherwise then be exercisable), or to accept





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                         termination his Option in the event of his failing
                         within such period to either subscribe and pay for all such remaining Optional Shares to elect to accept payment under subsection 7.4.2 or subsection 7.4.3, as the case may be;

           7.4.2 subject to subsection 7.5, accept payment in cash in respect of a part or the whole of the Optioned Shares then remaining unsubscribed for under his Option (whether or not such Option would otherwise then be exercisable) of an amount equal to the result obtained by multiplying the excess, if any, of the higher of
                         (i) the Market Price of the Shares on the date notice is given under this subsection 7.4 or (ii) the Market Price of the Shares on the date of completion of the Proposed Transaction, over the Option Price, by the number of Optioned Shares then remaining unsubscribed for under such Option (whether or not such Option would otherwise then be exercisable), or

           7.4.3 subject to subsection 7.5, if the Option Price for a part or the whole of the Optioned Shares exceeds the Market Price of the Shares on both the date notice is given under this subsection 7.4 and on the date of completion of the Proposed Transaction, accept payment of a total of $1 in respect of all rights to such Optioned Shares, provided that if a Proposed Transaction in respect of which a notice has been given under this subsection 7.4 has not been completed (in the case of an offer, completed by taking up and paying for the securities tendered) within six months after the date of such notice, any rights in respect of Optioned Shares under such Options which have not been exercised as contemplated in subsection 7.4.1 and in respect of which payment has not been made as contemplated in subsections 7.4.2 or 7.4.3 shall continue in effect, exercisable in accordance with the terms thereof as at the time immediately preceding the giving of such notice.

           For the purposes of this subsection 7.4, the term "date of completion" means the date on which the sale, conveyance, corporate reorganization, acquisition or redemption contemplated by the subsection takes effect with respect to the Shares. In the event that the Market Price of the Shares is not for any reason available at the date of completion, the Board of Directors shall, in good faith and in such manner as it considers appropriate, determine the current market value of the Shares at that date, which shall be deemed to be the Market Price of the Shares for the purpose of part
           (ii) of subsection 7.4.2 and for





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           subsection 7.4.3.  If a Proposed Transaction is completed, the
           Market Price for purposes of part (ii) of subsection 7.4.2 and for subsection 7.4.3 shall be the same as the value of the consideration paid for Shares under the Proposed Transaction.

7.5 The Board of Directors may require that an Optionee who has elected to accept payment in cash in accordance with subsection 7.4.2 or subsection 7.4.3 in consideration for the cancellation of the Optionee's rights in respect of the Optioned Shares remaining unsubscribed for under his Option (whether or not such Option would otherwise then be exercisable) shall accept such payment on a date prior to the date of completion of the Proposed Transaction and based on the Market Price on the date notice is given under subsection 7.4, provided that the Company shall forthwith after completion of the Proposed Transaction pay to each such Optionee an amount equal to the result obtained by multiplying the excess, if any, between (i) the Market Price of the Shares at the date of completion of the Proposed Transaction by the number of Optioned Shares in respect of which that Optionee previously received payment under subsection 7.4.2 or 7.4.3 and (ii) the Market Price of the Shares on the date notice is given under subsection 7.4.

7.6 The provisions of subsection 7.4 requiring Optionees to make an election to exercise an Option or to accept payment in satisfaction of an Option, shall only be invoked with respect to Optionees generally and not with respect to one Optionee and not other Optionees.

8.         SPECIAL PROVISIONS RELATING TO INCENTIVE STOCK OPTIONS

8.1 The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Incentive Stock Option granted hereunder shall be equal to the Market Price per share of Common Stock at the time of grant as determined by the Committee; provided, however, that in the case of a 10% Eligible Employee the exercise price per share shall be at least 110% of the Market Price per share of Common Stock at the time of grant. If there is no such reported Market Price, the Market Price shall be deemed to be the fair market value as determined by the Committee in its sole discretion.

8.2 Incentive Stock Options shall be in such form as the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with this Section 8, as the Committee shall deem desirable:

           8.2.1 No Incentive Stock Option shall be exercisable with respect to any of the shares subject to such Incentive Stock Option later than the ISO Expiration Date, which shall be no later than ten years after the date of grant; provided, however, that in the





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                         case of any 10% Eligible Employee, the ISO Expiration
                         Date of any Incentive Stock Option granted thereto shall not be later than five years after the date of such grant. To the extent not prohibited by other provisions of the Plan, each Incentive Stock Option shall be exercisable at such time or times as the Committee in its discretion may determine at or prior to the time such Incentive Stock Option is granted.
                         In the event the Committee makes no such determination, each Incentive Stock Option shall be exercisable from time to time, in whole or in part, subject to the monetary limitations set forth in
                         Section 8.3, at any time prior to the ISO Expiration Date.

           8.2.2 For purposes of this Section 8, and each Incentive Stock Option granted hereunder, an Employee's employment shall be deemed to have terminated at the close of business on the day preceding the first date on which such Employee is no longer for any reason whatsoever (including the death of such Employee) employed by the Company or a subsidiary of the Company. An Employee shall be considered to be in the employment of the Company or a subsidiary of the Company as long as such Employee remains an employee of the Company or a subsidiary of the Company, whether active or on any authorized leave of absence. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee and its determination shall be final and conclusive. If an Employee's employment is terminated for any reason whatsoever (including the death of such Employee), each Incentive Stock Option thereunto granted hereunder and all rights thereunder shall wholly and completely terminate as follows:

                                  (a)      With respect to Incentive Stock
                         Options not then exercisable, at the time the Employee's employment is terminated; and

                                  (b)      With respect to Incentive Stock
                         Options then exercisable:

                                        (1)     At the time the Employee's
                         employment is terminated if his employment is terminated because he is discharged for fraud, theft or embezzlement committed against the Company or a subsidiary, affiliated entity or customer of the Company, or for conflict of interest (other than legitimate competition); or





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                                        (2)     At the expiration of a period
                         of one year after the Employee's death (but in no event later than the ISO Expiration Date) if the Employee's employment is terminated by reason of his death. An Incentive Stock Option may be exercised by the Employee's estate or by the person or persons who acquire the right to exercise such Incentive Stock Option by bequest or inheritance; or

                                        (3)     At the expiration of a period
                         of three years (but in no event later than the ISO Expiration Date) after the Employee's employment is terminated if the Employee's employment has terminated because of retirement or disability ; or

                                        (4)     At the expiration of a period
                         of three months after the Employee's employment is terminated (but in no event later than the ISO Expiration Date) if the Employee's employment is terminated for any reason other than the reasons specified in subsections 8.2(b)(1)-(3).

                         In the event and to the extent that an Incentive Stock Option granted under this Section 8 is not exercised
                         (i) within three months after the Employee's employment is terminated because of retirement or disability not within the meaning of Section 22(e)(3) of the Code, or (ii) within one year after the Employee's employment is terminated because of disability within the meaning of Section 22(e)(3) of the Code, such option shall be taxed as a Nonqualified Option.

8.3 Notwithstanding any other provision of the Plan, the aggregate fair market value (determined as of the time an Incentive Stock Option is granted), based upon the calculation of the exercise price as provided in Section 8.1 of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Employee, under all Incentive Stock Option plans of the Company and its subsidiaries, during any calendar year cannot exceed U.S. $100,000 or such other maximum amount permitted under Section 422(d) of the Code. If the date on which one or more of such Incentive Stock Options could first be exercised would be accelerated pursuant to any provision of the Plan or any option agreement, and the acceleration of such exercise date would result in a violation of the monetary restriction set forth in the preceding sentence, then, notwithstanding any such provision, but subject to the provisions of the next succeeding sentence, the exercise dates of such Incentive Stock Options shall be accelerated only to the date or dates, if any, that do not result in a violation of such restriction and, in such event the exercise date of the Incentive Stock Options with the lowest





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           option prices shall be accelerated to the earliest such dates.  The
           Committee may, in its discretion, authorize the acceleration of the exercise date of one or more Incentive Stock Options even if such acceleration would violate the monetary restriction set forth in the first sentence of this Section 8.3 and even if such Incentive Stock Options were thereby converted in whole or in part to Nonqualified Options.

9.         RELATED RIGHTS AND OTHER BENEFIT PLANS

9.1 No Optionee shall have any of the rights of a shareholder of the Company with respect to any Optioned Shares until such Optioned Shares have been issued to him upon exercise of the Option and full payment therefor has been made by him to the Company.

9.2 Participation in the Plan shall not affect an Employee's eligibility to participate in any other benefit or incentive plan of the Company, its Subsidiaries or any combination or partnership thereof.

9.3 Any Option granted pursuant to this Plan shall not obligate the Company to make any benefit available to an Employee under any other plan of the Company unless otherwise specifically provided therein.

9.4 Nothing contained in this Plan will prevent the Company, any Subsidiary or any combination or partnership thereof from adopting other or additional compensation arrangements for the benefit of any Employee, subject to any required shareholder or regulatory approval.

10.        NON-TRANSFERABILITY OF OPTIONS

           No Option granted under the Plan shall be transferable otherwise than by will or by the laws of descent and distribution. During the lifetime of the Optionee, an Option granted under the Plan shall be exercisable only by the Optionee. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any option granted under the Plan, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Committee, result in forfeiture of the option with respect to the shares involved in such attempt.

11.        NO FRACTIONAL SHARES

           Under no circumstances shall the Company be obligated to issue any fractional Shares upon the exercise of an Option. To the extent that an Optionee would otherwise have been entitled to receive on the exercise or partial exercise of





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           an Option a fraction of a Share in any year, that fraction of a
           Share shall be added to and become available to the Optionee upon exercise of the Option in the next succeeding year following the anniversary of the date of grant of the Option. To the extent that an Optionee would otherwise have been entitled to receive on an exercise or partial exercise of an Option a fraction of a Share or any other kind of share or obligation as a result of a change in capitalization or number of outstanding Shares as described in
           Section 15 (Change in Capitalization or Number of Outstanding Shares), the Company shall pay to the Optionee the current market value of such fraction computed in a manner which the Board of Directors considers appropriate.

12.        DEATH OF OPTIONEE

           Subject to Section 8 with respect to Incentive Stock Options, in the event of the termination of employment of an Optionee by reason of death at any time during the term of an Option, then within 90 days of the date of death, the Option may be exercised by the Optionee's legal personal representative or representatives up to such maximum number of Optioned Shares which the Optionee was entitled to exercise at the date of his death, but in no event shall the Option be exercisable beyond the expiration date set forth in the Option at the time of its grant.


13.        TERMINATION OF EMPLOYMENT OF OPTIONEE

           Nothing contained in the Plan or any Option shall confer on any Optionee any right to, or guarantee of, continued employment by the Company or any Subsidiary or any combination or partnership thereof, or in any way limit the right of the Company or a Subsidiary or any combination or partnership thereof to terminate the employment of the Optionee at any time.

14.        SHARES RELEASED FROM OPTIONS

           Any Shares released from an Option by the provisions of Section 12 (Death of Optionee) may be made the subject of further Option or Options.

15.        CHANGE IN CAPITALIZATION OR NUMBER OF OUTSTANDING SHARES

15.1 If, and whenever, prior to the issuance by the Company of all the Optioned Shares under an Option, the Shares are from time to time consolidated into a lesser number of Shares or subdivided into a greater number of Shares, the number of Optioned Shares remaining unissued under the Option shall be decreased or increased proportionately, as the case may be, and the subscription price to be paid by the Optionee for each such Share shall be adjusted accordingly.





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15.2       Subject to subsection 7.4, if the Company enters into, and is continued or survives as a result of, any amalgamation or merger with one or more other companies or corporations whether by way of arrangement, by the sale of its assets and undertaking or otherwise, then and in each such case each Option shall extend to and cover the number, class and kind of shares or other obligations to which the Optionee would have been entitled had the Option been fully exercised immediately prior to the date such amalgamation or merger becomes effective (whether or not such Option would otherwise then have been fully exercisable) and the then prevailing subscription price of the shares or other obligations so covered shall be correspondingly adjusted if and to the extent that the Board of Directors considers it to be equitable and appropriate.

15.3 Except as expressly provided in this Section 15, the grant of any Option shall not in any way limit or affect the rights or powers of the Company or its directors or shareholders to make any changes or deal in any manner with the authorized, issued or unissued shares or any other securities of the Company and no such change or dealing shall give any right or entitlement to the holder of any Option in respect or as a result thereof.

16.        AMENDMENT AND TERMINATION OF THE PLAN AND OPTIONS

16.1 Subject to applicable legislation, any required regulatory or shareholder approval and the rules of any stock exchange on which shares in the capital of the Company are listed, the Board of Directors may at any time terminate the Plan or make such amendments to the Plan as it shall deem advisable provided that, except as otherwise specifically provided by Section 15 and subsection 7.4, no such termination or amendment shall adversely affect the rights of any Optionee under any Option previously granted except with the consent of such Optionee. Each such amendment of the Plan (a) extending the period within which options may be granted under the Plan, (b) increasing the aggregate number of shares of Common Stock to be optioned under the Plan except as provided in the adjustment provisions hereof, (c) materially modifying the requirements as to eligibility of employees or consultants receiving options under, or changing the eligibility of employees or class of employees to whom options may be granted hereunder, (d) materially increasing the benefits to optionees under the Plan, shall, in each case, be subject to approval by the shareholders of the Company. The Committee may, with the consent of the person or persons entitled to exercise any outstanding option granted under the Plan, amend such option; provided, however, that any such amendment shall be subject to shareholder approval when required as set forth above. The Committee may at any time or from time to time, in its discretion, in the case of any option previously granted





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           under the Plan which is not then immediately exercisable in full, accelerate the time or times at which such option may be exercised to any earlier time or times. Any adjustment of an Incentive Stock Option pursuant to this Section 16.1 shall be made in such manner as not to constitute a "modification" within the meaning of Section 424(h)(3) of the Code.

16.2 If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board of Directors and in force on the date of termination will continue in effect as long as any Option or any rights pursuant thereto remain outstanding and, notwithstanding the termination of the Plan, the Board of Directors shall remain able to make such amendments to the Plan or the Options as they would have been entitled to make if the Plan were still in effect.

17.        GENERAL REQUIREMENTS

           Each grant of an Option under the Plan shall be subject to the requirement that if at any time the Board of Directors shall determine that any agreement, undertaking or other action or cooperation on the part of an Optionee, including in respect to a disposition of the Shares, is necessary or desirable as a condition of, or in connection with (i) the listing, registration or qualification of the Shares subject to the Plan upon any stock exchange or under the laws of any applicable jurisdiction, or (ii) obtaining a consent or approval of any governmental or other regulatory body, the exercise of such Option and the issue of Shares thereunder may be deferred in whole or in part by the Board of Directors until such time as the agreement, undertaking or other action or cooperation shall have been obtained in a form and on terms acceptable to the Board of Directors.

18.        RIGHT TO OPTIONS

           Nothing contained herein or in any resolution previously or hereafter adopted by the Board of Directors shall vest the right in any person whomsoever to receive any Option. No person shall acquire any of the rights of any Optionee unless and until a written option agreement, in form satisfactory to the President of the Company, shall have been duly executed on behalf of the Company and delivered to the Optionee and executed and delivered by the Optionee to the Company. Any agreement purporting to be an Option shall, to the extent it may be contrary to the express provisions of the Plan, be unenforceable by the Optionee against the Company.





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19.        WITHHOLDING

           Whenever the Company proposes or is required to issue or transfer Shares pursuant to an Option, the Company shall have the right to withhold from salary payments or to require the recipient of such Shares to remit to the Company an amount sufficient to satisfy any federal, provincial, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever under the Plan payments are to be made in cash such payments shall be net of an amount sufficient to satisfy any federal, provincial, state and/or local withholding tax requirements.

20.        INTERPRETATION

           Any question or interpretation of the Plan or any Option shall be determined by the Board of Directors and such determination shall be final and binding upon all persons.





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